Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Dan Choy
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: dchoy@nanometrics.com

Ron Kisling to Join Nanometrics as Chief Financial Officer

MILPITAS, Calif., March 3, 2011 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems, announced today that Ronald W. Kisling has been appointed Chief Financial Officer (CFO) of the company, effective March 14th, 2011.

Mr. Kisling brings over 25 years of finance experience to Nanometrics. Most recently, Mr. Kisling was CFO of PGP Corporation, which he joined in 2006 and which was acquired by Symantec in mid-2010. For the eight years prior, Mr. Kisling held CFO positions at Portal Software and SPL WorldGroup, both acquired by Oracle Corp., as well as Saba Software. Mr. Kisling launched his senior finance career over nine years at Symantec, which grew to a $600 million company during his tenure.

“We are very excited to welcome Ron Kisling to the senior management team of Nanometrics,” commented Dr. Timothy J. Stultz, president and chief executive officer. “Ron brings a wealth of finance skills and capabilities that can help take Nanometrics to the next level of our growth, including large company experience, international tax strategy and M&A. We had the opportunity to consider numerous highly-qualified candidates for the CFO position through an exhaustive search, which has culminated in the selection of a top-level finance professional with skills particularly well matched to our needs going forward.”

“Finally, I’d like to express my gratitude to Jim Moniz for his substantial contributions toward Nanometrics achieving new levels of financial performance and operational excellence. Jim will stay on with the company through April 1st and work with Ron to ensure a seamless transition of our financial leadership,” added Dr. Stultz. “We wish Jim and his family all the best in his retirement.”

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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